Exhibit 11

                       MERCK & CO., INC. AND SUBSIDIARIES

                    Computation of Earnings Per Common Share

                     (In millions except per share amounts)

                                                                 Three Months
                                                                Ended March 31
                                                             -------------------
                                                               1995       1994
                                                             --------   --------
Net Income and Adjusted Earnings:

Net Income ...............................................   $  757.4   $  675.2

Effect on Earnings of Compensation Expense Relating to
 Certain Stock Option and Incentive Plans ................        2.8        2.5
Effect on Earnings of Interest on
  Debentures Issued by Medco .............................        --          .1
                                                             --------   --------

Adjusted Earnings for Fully Diluted Earnings Per Share ...   $  760.2   $  677.8
                                                             ========   ========


Weighted Average Shares and Share Equivalents Outstanding:

Weighted Average Shares Outstanding (As Reported) ........    1,242.6    1,255.2

Common Share Equivalents Issuable Under Stock Option and
  Incentive Plans ........................................       20.0       16.6

Common Share Equivalents Issuable on Assumed Conversion
 of Debentures Issued by Medco ...........................         .6        3.0
                                                             --------   --------
Weighted Average Shares and Share Equivalents
 Outstanding .............................................    1,263.2    1,274.8
                                                             ========   ========


Earnings Per Share (As Reported):

Net Income ...............................................   $    .61  $     .54
                                                             ========   ========
Fully Diluted Earnings Per Share: (a)

Fully Diluted Earnings Per Share .........................   $    .60  $     .53
                                                             ========   ========



(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No.15 because it results in dilution of less than 3%.